UNITED STATES
SECURITIES AND
EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 12b-25
NOTIFICATION OF LATE
FILING

Commission File Number:
811-08360

(check one):   [  ] Form 10-K
and Form 10-KSB       [  ]
Form 10-Q and Form
10-QSB
               [  ] Form 20-F       [
]  Form 11-K      [  ] Form
N-SAR
               [x ] Form N-CSR


For Period Ended: June 30,
2004

[ ] Transition Report on Form
10-K                    [ ] Transition
Report on Form 20-F

[ ]  Transition Report on Form
11-K                   [ ] Transition
Report on Form 10-Q

[ ]  Transition Report on Form
N-SAR                [ ] Transition
Report on Form N-CSR


For the Transition Period
Ended:

 If the notification relates to a
portion of the filing checked
above, identify the item(s) to
which the
notification relates:

PART I - REGISTRANT
INFORMATION

Guinness Atkinson Funds
Full Name of Registrant

Investec Funds
Former Name if Applicable

21550 Oxnard Street, Suite
750
Address of Principal
Executive Office (Street and
Number)

Woodland Hills, CA 91367
City, State and Zip Code
PART 11 - RULES 12b-25(b)
and (c)
if the subject report could not
be filed without unreasonable
effort or expense and the
registrant
seeks relief pursuant to Rule
12b-25(b), the following
should be completed. (Check
box if
appropriate)

[x ]  (a) The reasons described
in reasonable detail in Part III
of this form could not be
eliminated
without unreasonable effort,or
expense;

[x]  (b) The subject
annual report,
semi-annual report,
transition report on
Form 10-K, Form 20-F,
11-K, Form N-SAR,
Form N-CSR, or portion
thereof, will be filed on
or before the fifteenth
calendar day following
the prescribed due date;
or the


subject quarterly report
of transition report on
Form IO-Q, or portion
thereof will be filed on
or before the fifth
calendar day following
the prescribed due date;
and [ ]

(c) The accountant's
statement or other
exhibit required by rule
12b-25(c) has been
attached if applicable.

PART III -
NARRATIVE

State below in
reasonable detail the
reasons why the Form
10-K and Form
10-KSB, 11-K, 20-F,
IO-Q and Form
IO-QSB, N-SAR, or
other transition report or
portion thereof, could
not be filed within the
prescribed period.

Additional time is
needed to evaluate rules
and requirements,
especially the new
changes/requirements
(for example Item 6 and
9) on Form N-CSR.



PART IV - OTHER
INFORMATION

(1)   Name and
telephone number of
person to contact in
regard to this
notification

Rita Dam
         (626)
914-7366

(Name)
(Area Code)
(Telephone Number)

(2)  Have all other
periodic reports
required under section
13 or 15(d) of the
Securities Exchange Act
of 1934 or Section 30 of
the Investment Company
Act of 1940 during the
preceding 12 months (or
for such shorter period
that the registrant was
required to file such
reports), been filed. If
answer is no, identify
report(s).

      [x ] YES     [ ]
NO
(3)  Is it anticipated that
any significant change in
results of operations
from the corresponding
period for the last fiscal
year will be reflected by
the earnings statement to
be included in the
subject report or portion
thereof?

     [ ] YES      [x ]
NO

If so, attach an
explanation of the
anticipated change, both
narratively, and, if
appropriate, state the
reasons why a
reasonable estimate of
the results cannot be
made.

Guinness Atkinson
Funds
 (Name of Registrant as
Specified in Charter)

has caused this
notification to be signed
on its behalf by the
undersigned hereunto
duly authorized.


    Date:09/08/04
     By: /s/ RITA
DAM

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